Contact:	Bob G. Alexander
Philip D. Devlin
Randall D. Cooley

FOR IMMEDIATE RELEASE
(OTC BULLETIN BOARD: NEGI)

NATIONAL ENERGY GROUP, INC. REPORTS FISCAL 2004 FOURTH QUARTER RESULTS

DALLAS, TX — March 16, 2005 — National Energy Group, Inc. (OTC Bulletin Board: NEGI) today announces results for the fourth quarter ended December 31, 2004.

Results of Operations

On September 12, 2001 as provided in the Company’s Joint Plan of Reorganization, the Company contributed all its operating assets and oil and gas properties excluding cash of $4.3 million to NEG Holding LLC in exchange for an initial 50% membership interest (the “LLC Contribution”). Following the LLC Contribution, the Company no longer directly owns oil and gas properties and will only recognize income from accretion of the preferred investment and fees attributable to the management and operation of NEG Holding LLC’s oil and gas properties. The income from accretion of the preferred investment and management fees amounted to $9.4 million and $3.4 million, respectively, for the quarter ended December 31, 2004 and $34.4 million and $11.6 million, respectively, for the year ended December 31, 2004.

For the Three Months Ended December 31, 2004

Net income of $4.5 million was recognized for the three months ended December 31, 2004 compared with net income of $8.0 million for the comparable 2003 period.

Total revenues increased $3.1 million (32.0%) to $12.8 million for the fourth quarter of 2004 from $9.7 million for the fourth quarter of 2003.

The Company had no oil and natural gas production during the fourth quarter of 2004 or 2003 due to the LLC Contribution.

For the year Ended December 31, 2004

Net income of $14.3 million was recognized for the year ended December 31, 2004 compared with net income of $15.6 million for the comparable 2003 period. The year ended December 31, 2004 includes $6.6 million in deferred income tax expense while the twelve months ended December 31, 2003 includes a $0.2 million deferred income tax expense.

Total revenues increased $7.9 million (20.7%) to $46.0 million for the year ended December 31, 2004 from $38.1 million for the year ended December 31, 2003.

Summary Financial Results
Condensed Balance Sheet
Reconciliation of Projected Net Earnings to Projected EBITDA

The Company had no oil and natural gas production during the year ended December 31, 2003 or 2004.

Oil and Gas Operations

NEG Holding LLC conducts its oil and gas operations through its affiliate, NEG Operating LLC. The Company manages all of these oil and gas operations pursuant to a management agreement with NEG Operating LLC. The Company also manages the assets of TranTexas Gas Corporation and Panaco, Inc.

National Energy Group, Inc. (OTC Bulletin Board: NEGI) is a Dallas, Texas based company.

This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

* * * * *

National Energy Group, Inc.
Summary Financial Results
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2004	2003	2004
Results of Operations Data:
Revenues:
Accretion of Investment in NEG Holding LLC	$7,468	$9,376	$30,141	$34,432
Management fees from affiliates	2,270	3,443	7,967	11,563
Interest income and other, net	8	11	34	39

Total revenue	9,746	12,830	38,142	46,034
Costs and expenses:
General and administrative	2,052	3,506	7,231	11,145
Interest expense	3,485	3,485	15,115	13,940

Total costs and expenses	5,537	6,991	22,346	25,085

Income before income taxes	4,209	5,839	15,796	20,949
Income tax (expense) benefit	3,830	(1,375)	(225)	(6,664)

Net income to common shareholders	$8,039	$4,464	$15,571	$14,285

Cash Flow Data:
Cash flow from operations (1)	$(4,420)	$(3,859)	$(17,035)	$(15,521)
Per share data:
Net income per common share, basic and diluted	$.72	$.40	$1.39	$1.28
Cash flow from operations (1)	$(.39)	$(.34)	$(1.52)	$(1.39)
Shares used in per share computations:
Earnings per share, basic and diluted	11,191	11,191	11,191	11,191
Cash flow per share, basic and diluted	11,191	11,191	11,191	11,191

National Energy Group, Inc.
Condensed Balance Sheet
(In thousands)

	December 31,	December 31,
	2003	2004
Assets
Cash, cash equivalents and marketable securities	$3,159	$2,488
Other current assets	1,230	2,582
Investment in NEG Holding LLC	69,346	87,800
Deferred tax asset	25,949	19,242

Total assets	$99,684	$112,112

Liabilities and Stockholders’ Equity (Deficit):
Current liabilities	$2,690	$2,871
Senior notes due to affiliate	148,637	148,637
Deferred gain on senior note redemption	5,775	3,737
Stockholders’ deficit	(57,418)	(43,133)

Total liabilities and stockholders’ equity (deficit)	$99,684	$112,112

(1)	Cash flow from operations is shown before changes in working capital accounts.

The following is National Energy Group, Inc.’s estimate of NEG Holding LLC’s pro forma 2005 projected net earnings and EBITDA.

NEG Holding LLC
Reconciliation of Projected Net Earnings to Projected EBITDA
For the Year Ended December 31, 2005
(in thousands)

NEG
Holding LLC
Net Earnings	$59,348
Interest expense	2,097
Income tax benefit (expense)	—
Depreciation, depletion and amortization	27,485
Accretion of asset retirement obligation	300

EBITDA	$89,230